Pricing Supplement No. 7 Dated: January 26, 2004 (To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	Filed pursuant to Rule 424(b)(5) File No. 333-100944

Protective Life Insurance Company
Depositor
InterNotes®
Issued Through
Protective Life Secured Trust 2004-7

1.
The Notes

Trade Date: 01/26/2004
Original Issue Date: 01/29/2004
Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CAG0	$6,016,000	100%	$96,256.00	$5,919,744.00	5.000%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	01/15/2015	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6006

Terms of Survivor's Option:

Annual Put Limitation:	[X] $2,000,000 or 2%; or [ ] $ or %
Individual Put Limitation:	[X] $250,000; or [ ] $
Trust Put Limitation:	Not Applicable.

Optional Redemption Terms:

Optional Redemption Dates: 01/15/2006 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part [X] May be in whole or in part

Optional Repayment Terms: Not Applicable.

Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part [ ] May be in whole or in part

Form of trust: [X] Delaware statutory trust [    ] Delaware common law trust

Trust Expiration Date: 01/15/2015

Special Tax Considerations: Not Applicable.

Rating of Notes: S&P AA        Moody's Aa3

Securities Exchange Listing: [X] No [    ] Yes, Name of Exchange:

Additional Terms: Not Applicable.

Agents:

  Banc of America Securities LLC
  Incapital LLC
  A.G. Edwards & Sons, Inc.
  Bear, Stearns & Co. Inc.
  Charles Schwab & Co., Inc.
  Citigroup
  Edward D. Jones & Co., L.P.
  Fidelity Capital Markets, A Division of National Financial Services LLC
  Merrill Lynch & Co.
  Morgan Stanley
  Prudential Securities
  Raymond James
  RBC Dain Rauscher, Inc.
  UBS Financial Services, Inc.
  Wachovia Securities

2.
The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company

Deposit Amount: $6,016,015

Issue Price: $5,919,759

Effective Date: 01/29/2004

Interest Rate: 5.000%

Interest Payment Frequency: SEMI-ANNUAL

Stated Maturity Date: 01/15/2015

Survivor's Option: [X] Yes [    ] No

        If yes:

Annual Put Limitation:	[X] $2,000,000 or 2%; or [ ] $ or %
Individual Put Limitation:	[X] $250,000; or [ ] $
Trust Put Limitation:	Not Applicable.

Redemption: [X] Yes [   ] No

Early Redemption Dates: 01/15/2006 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part [X] May be in whole or in part

Repayment: [    ] Yes [X] No

Repayment Dates:
Repayment:	[ ] In whole only and not in part [ ] May be in whole or in part

Rating of Funding Agreement: S&P AA        Moody's Aa3

Additional Terms: Not Applicable.

3.
Other Information

Certain matters regarding the notes and their offering will be passed upon:

  •
  for each trust and Protective Life by Nancy Kane, internal legal counsel to Protective Life (as to New York law); and

  •
  for each trust and Protective Life by William L. McCarty, internal legal counsel to Protective Life (as to certain matters of Tennessee law).